Exhibit 99.1
Contact:
NEXTEL
Media
Bob Ratliffe 206-979-4254
Analysts and Investors
Pau1 B1a1ock 703-394-3500
TELCOM
Rahul Prakash or Hal B. Perkins 703-528-8787


                Nextel Acquires Brazil's Largest SMR Operator
   McCaw International Unit Plans to Deploy iDEN in Latin America's Largest
                                     Economy

McLEAN, Va., Oct. 29 -- Nextel Communications, Inc. (Nasdaq: CALL) today announced it has reached a definitive agreement to acquire 81 percent of the stock of Wireless Ventures of Brazil, Inc., the largest specialized mobile radio (SMR) operator in Brazil, for approximately $186 million in Nextel stock.

The purchase represents a price of approximately $4 for each of the 60 million potential customers Nextel may serve. The licensed coverage area includes each of the top 10 cities in Brazil, which is Latin America's largest economy, including Sao Paulo, Rio de Janeiro and Belo Horizonte. Brazil reportedly has a waiting list of 1.5 million people for wireless service.

Wireless Ventures of Brazil, a Virginia corporation, is principally owned by Telcom Ventures, the indirect majority shareholder of LCC International (Nasdaq:
LCCI), a leading wireless engineering consulting services firm. Telcom Ventures is owned by the family of Dr. Rajendra Singh and affiliates of the Carlyle Group. Wireless Ventures and its affiliated companies are the largest SMR license holders in Brazil, owning or having options to acquire significantly more than 1,300 channels throughout Brazil in areas where more than 60 million people live. The closing of the transaction is expected to take place prior to year end and is contingent upon certain conditions, including obtaining the necessary U.S. government approvals.

"This is a wonderful opportunity for us to deliver our technology and service through the Americas," said Daniel Akerson, Nextel's chairman and chief executive officer. "Brazil is a market that still has major needs for Telcommunications infrastructure and we believe we can deliver a high-quality wireless alternative at a competitive price to possibly one of the most attractive wireless markets in the world. This will anchor our interests in South America, and when these are combined with Nextel's ownership in both Canadian and Mexican wireless operators, we will have a remarkable geographic coverage area."

McCaw International, Ltd., a wholly owned subsidiary of Nextel Communications, Inc., plans to use Motorola's iDEN (integrated digital enhanced network) technology in Brazil.

Keith Grinstein, president and chief executive officer of McCaw International, said, "Brazil is an outstanding opportunity for us and gives us tremendous reach in South America. We are also pleased to have received a financing commitment from Motorola for $125 million, which we expect to be sufficient to complete the initial build-out of the iDEN systems in each of the major cities in Brazil."

The completion of this transaction will provide Nextel and its partners with the largest wireless reach in the Western Hemisphere. Nextel now owns 800 MHz licenses covering the continental United States, most of Canada through its ownership in Clearnet Communications, Inc. (Nasdaq: CLNTF), significant portions of Mexico through its recently increased ownership in Mobilcom, and in significant areas of Argentina. Worldwide, Nextel and its partners will have spectrum holdings in the 800 MHz frequency band with a potential reach of more than 479 million people.

On an ownership basis, Nextel's prorata share covers more than 358 million people. The exact number of Nextel shares to be issued to the current Wireless Ventures of Brazil shareholders will be determined based on the average closing price of Nextel stock during the 20-day period beginning October 30.

Rahul  Prakash,   Telcom  Ventures  vice  president  of  business   development,
commented, "This partnership with Nextel in Brazil sets the stage for other cooperative efforts between out companies."

The Brazilian government has outlined a long-term program that calls for $74 billion of public and private sector investment in the Telcommunications industry through 2003. According to Latin Trade magazine, "Brazil is easily the most attractive Telcommunications market in Latin America because of its size and potential with an economic growth rate expected to be 4 percent to 6 percent annually through the end of the decade, An insatiable demand on the part of upper-income Brazilians makes the wireless industry segment particularly attractive."

Nextel is a global provider of integrated digital wireless systems with the largest geographic footprint of any wireless provider in the Western Hemisphere. The company is focused on providing business Telcommunications customers the ability to stay in touch with wireless services that go beyond cellular by combining voice communications with instant conferencing, short messaging and future data capabilities into a single device to maximize productivity, security and convenience for every customer.

NOTE: Nextel is a trademark of Nextel Communications, Inc. iDEN is a trademark of Motorola, Inc.